UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2019

REVOLUTION LIGHTING TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23590	59-3046866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

177 Broad Street, Stamford, Connecticut		06901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 504-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Company Loan

As previously disclosed in the Current Report on Form 8-K filed by Revolution Lighting Technologies, Inc. (the “Company”) on November 26, 2018, Robert V. LaPenta, Sr., the Company’s Chairman, CEO and President, and his affiliate, Aston Capital, LLC (“Aston”), have funded the Company through continued periodic loans, and the Company has issued a consolidated note, dated as of November 21, 2018, to Mr. LaPenta and Aston (the “Consolidated Note”) to reflect these loans made to the Company. As disclosed on subsequent Current Reports on Form 8-K, from time to time since the issuance of the Consolidated Note, Mr. LaPenta has made additional loans to the Company on terms substantially identical to those contained in the Consolidated Note (“Additional LaPenta Loans”).

On April 23, 2019, Mr. LaPenta loaned the Company an additional $1.5 million, and the Company issued to Mr. LaPenta a new promissory note (the “Note”) with an aggregate principal amount of $1.5 million. The Audit Committee of the Company’s Board of Directors approved the terms of the Note on April 23, 2019.

As of April 24, 2019, the Company had total debt of approximately $71.8 million, including approximately $49.9 million in aggregate principal and interest under loans from Mr. LaPenta and Aston.

The terms of the Note are substantially identical to those contained in the Consolidated Note. The Note is scheduled to mature on July 20, 2020. Interest on the Note is payable on the first business day of each month, commencing on May 1, 2019, and is equal to the greater of (i) LIBOR plus 3.75% and (ii) 1% above the rate in effect at any time under the Company’s Loan and Security Agreement (the “Loan Agreement”) with Bank of America, N.A. (“Bank of America”). The Note is secured by a lien on the Company’s and its subsidiaries’ assets and is guaranteed by the Company’s subsidiaries.

The Note contains customary events of default. Upon the occurrence of an event of default, any outstanding amounts under the Note may be accelerated; provided, however, that upon the occurrence of certain bankruptcy, insolvency or liquidation-related events of default, all amounts payable under the Note will automatically become immediately due and payable.

The foregoing description of the Note is not complete and is qualified in its entirety by reference to the full text of the Note, which is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Increase in Allowable Additional LaPenta Loans

As previously disclosed in the Company’s Current Report on Form 8-K filed on February 7, 2019, under the terms of the Loan Agreement the aggregate principal amount of Additional LaPenta Loans cannot exceed $10.0 million. On April 23, 2019, Bank of America approved an increase to the aggregate principal amount of Additional LaPenta Loans which can be made to the Company from $10.0 million to $11.0 million. All of the other terms and conditions of the Loan Agreement remain in full force and effect.

After the issuance of the Note, the aggregate principal amount of Additional LaPenta Loans was $11.0 million. Mr. LaPenta will not be able to make further Additional LaPenta Loans to the Company without the approval of both the Audit Committee of the Board of Directors and Bank of America. The Company is currently in discussions with Bank of America to further amend the Loan Agreement and extend Bank of America’s forbearance thereunder which is scheduled to expire on April 30, 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 relating to the Note is incorporated by reference in its entirety in this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Promissory Note, dated as of April 23, 2019, between the Company and Robert V. LaPenta, Sr.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2019

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ James A. DePalma
James A. DePalma Chief Financial Officer